Exhibit 10.10

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of March 23, 2020, by and among LOUIS CROSIER (“Executive”), WELLESLEY BANK (the “Bank”), WELLESLEY BANCORP, INC. (“Wellesley”), CAMBRIDGE TRUST COMPANY (“CTC”), and CAMBRIDGE BANCORP (“Cambridge”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, Executive commenced employment with the Bank as President of Wellesley Investment Partners, LLC under the terms and conditions set forth in an offer letter dated September 3, 2014 (the “Offer Letter”); and

WHEREAS, Item 10 of the Offer Letter provides for a Change in Control Bonus upon the sale of Wellesley Investment Partners, LLC; and

WHEREAS, the Bank, Wellesley, CTC and Cambridge entered into an Agreement and Plan of Merger dated as of December 5, 2019 (the “Merger Agreement”), whereby Wellesley will merge with and into Cambridge and the Bank will merge with and into CTC (collectively, the “Transaction”), and the date the Transaction closes is hereby defined as the “Closing Date”; and

WHEREAS, it is not clear that Executive is entitled to receive a Change in Control Bonus under the Offer Letter in connection with the Transaction, but the Parties desire to hereby settle the value and conditions of Executive’s entitlement to a Change in Control Bonus under the Offer Letter; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Executive is simultaneously executing the offer letter and the Employee Proprietary Information and Restrictive Covenants Agreement with CTC, attached hereto as Exhibit A (“Cambridge Offer”), which shall become effect upon, and subject to the occurrence of, the consummation of the Transaction.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Settlement of Change in Control Bonus Amount.

1.1             Change in Control Bonus Amount. On the Closing Date, in consideration for Executive entering into this Agreement and abiding by its terms, the Bank shall pay Executive a lump-sum cash amount equal to $250,000 (the “Change in Control Bonus Amount”), less applicable withholdings.

1.2             Complete Satisfaction. Executive agrees that the full payment of the Change in Control Bonus Amount, as determined in accordance Section 1.1, shall be in complete satisfaction of amounts due and owing Executive under Item 10 of the Offer Letter, and Executive shall have no further rights to a bonus payment under the Offer Letter in the event of subsequent transaction that may give rise to a change in ownership of Wellesley Investment Partners, LLC.

For the avoidance of doubt, the payment of the Change in Control Bonus Amount under this Agreement shall not release the Bank, Wellesley, Cambridge or CTC, as applicable, from any of the following obligations: (a) obligations to pay to Executive accrued but unpaid wages earned up to the Closing Date; (b) the payment of any of Executive’s vested benefits under the tax-qualified and non-qualified plans of the Bank or Wellesley, including any benefits that become vested as a result of the Transaction; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Wellesley to Executive and outstanding immediately prior to the Closing Date; (d) the payment of the Merger Consideration with respect to Executive’s common stock of Wellesley as contemplated by the Merger Agreement; or (e) rights to indemnification under applicable corporate law, the organizational documents of the Bank or Wellesley, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement.

2.            Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

3.            Restrictive Covenant

3.1              Executive agrees that for the period of his employment with the Bank and any successor to the Bank or Wellesley and for twelve (12) months after the date his employment ends for any reason, including but not limited to voluntary or involuntary termination, Executive will not, either directly or through others: (a) solicit or attempt to solicit any employee of the Bank or Wellesley or any successor to the Bank or Wellesley, with whom Executive had contact or whose identity Executive learned as a result of his employment, to end his relationship with the Bank or Wellesley, or any successor to the Bank or Wellesley; or (b) solicit any consultant, contractor, strategic partner, or customer of the Bank or Wellesley or any successor to the Bank or Wellesley with whom Executive had contact or whose identity Executive learned as a result of his employment (which, for the avoidance of doubt, shall not include any person or entity included in any client or similar list in Executive’s possession as of the date of this Agreement), to diminish or materially alter his/her/its relationship with the Bank or Wellesley.

3.2              The Parties agree that for purposes of this Agreement, a customer is any person or entity (a) to which the Bank or Wellesley or any successor to the Bank or Wellesley has provided goods or services at any time during the twelve (12) months prior to the end of his employment; or (b) that has been actively sought by the Bank or Wellesley or any successor to the Bank or Wellesley regarding the prospect of the Bank or Wellesley or any successor of the Bank or Wellesley providing goods or services to such person or entity during the twelve (12) months prior to the end of my employment. Immediately following the Closing Date, CTC and Cambridge will be successors to the Bank and Wellesley, respectively.

3.3              Notwithstanding the immediately foregoing paragraph, in the event Executive’s employment ends for any reason, voluntarily or involuntarily (other than as a result of Executive’s termination for Cause (as defined in the Cambridge Offer, attached hereto as Exhibit A), on or following the second anniversary of the Effective Date (as defined in the Cambridge Offer, attached hereto as Exhibit A), the definition of “customer” for purposes of this Agreement shall expressly exclude the customers set forth on the schedule attached to Exhibit A hereto, as Schedule 1.

3.4              Nothing in this Agreement shall prohibit Executive from soliciting his immediate family members or any entities that are wholly owned by Executive and/or his immediate family members.

4.            General.

4.1              Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the Parties hereto and their respective heirs, successors, assigns and legal representatives.

4.2              Final Agreement. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the Parties hereto.

4.3              Withholdings. The Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

4.4              Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

4.5              Voluntary Action and Waiver. Executive acknowledges that by his free and voluntary act of signing below, Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

4.6              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.7              Regulatory Limitations. Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to the Parties at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

5.           Breach of Agreement. The Bank and Executive expressly agree that in an action brought to enforce this Agreement, the prevailing part(ies) shall be entitled to recover from the opposing part(ies) reasonable attorneys’ fees and costs incurred in enforcing any provision of or any right contained in this Agreement, unless specifically prohibited by statute or regulation, as well as any and all remedies available at law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

/s/ Louis Crosier
Louis Crosier

WELLESLEY BANCORP, INC.

By: /s/ Thomas Fontaine
Name: Thomas Fontaine
Title: President and Chief Executive Officer

WELLESLEY BANK

By: /s/ Thomas Fontaine
Name: Thomas Fontaine
Title: President and Chief Executive Officer

CAMBRIDGE BANCORP

By: /s/ Denis K. Sheahan
Name: Denis K. Sheahan
Title: Chairman and Chief Executive Officer

CAMBRIDGE TRUST COMPANY

By: /s/ Denis K. Sheahan
Name: Denis K. Sheahan
Title: Chairman and Chief Executive Officer